SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 27, 2005

Knight Capital Group, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-14223	22-3689303
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	I.R.S. Employer Identification No.)

545 Washington Boulevard, Jersey City NJ	07310
(Address of principal executive offices)	(Zip Code)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

The following information, including Exhibit 99.1, is furnished under Item 7.01, “Regulation FD Disclosure.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Deephaven Capital Management LLC (“Deephaven”), the asset management subsidiary of Knight Capital Group, Inc. (the “Company”), announced that it and a former Deephaven employee have received Wells Notices from the staff of the Division of Enforcement of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”). The Wells Notice to Deephaven indicates that the staff is considering recommending that the Commission bring a civil injunctive action against Deephaven alleging that it violated anti-fraud provisions of the securities laws in connection with trading activity associated with certain Private Investments in Public Equities (“PIPEs”) during the period from June 1, 1999 through March 2004. The Wells Notice also indicates that the staff may seek an injunction, civil penalties, and disgorgement (including prejudgment interest).

A Wells Notice from the SEC affords recipients an opportunity to present information and defenses in response to the SEC’s Division of Enforcement staff prior to the staff making its formal recommendation to the Commission on whether any action should be authorized. The Company and Deephaven are carefully reviewing the Wells Notice.

Deephaven’s PIPEs activities during the period noted above represented an insignificant portion of the assets held by the Deephaven Market Neutral Master Fund LP (the “Market Neutral Fund”), for which Deephaven is the investment manager and sponsor. The Market Neutral Fund discontinued investments in PIPEs by August 2004.

The Deephaven investor letter relating to this matter is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNIGHT CAPITAL GROUP, INC.

Dated: June 27, 2005	By:	/s/ Andrew M. Greenstein
	Name:	Andrew M. Greenstein
	Title:	Director, Associate General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Deephaven investor letter, dated June 27, 2005